UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CONTEXTLOGIC, INC.

(Name of Issuer)

Class A Common Stock, $0.0001 par value per share

(Title of Class of Securities)

21077C107

(CUSIP Number)

December 31, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS Formation8 Partners Fund I, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 44,789,850 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 44,789,850 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,789,850 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

Consists of (i) 40,613,396 shares of the Issuer’s Common Stock held by F8 LP (as defined in Item 2(a) below) and (ii) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP. F8 GP (as defined in Item 2(a) below) is the general partner of F8 LP. James Kim, Brian Koo and Joe Lonsdale are the managing members of F8 GP and may be deemed to share voting, investment and dispositive power with respect to the shares held by F8 LP.

(2)

Based on 581,176,454 shares of the Issuer’s Common Stock outstanding, consisting of (i) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP and (ii) 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021, as reported in the Issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed with the United States Securities and Exchange Commission on November 10, 2021 (the “Form 10-Q”).

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS F8 Starlight SPV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS F8 Starlight II SPV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,579,080 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,579,080 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,579,080 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

All such shares are held of record by F8 Starlight II (as defined in Item 2(a) below). F8 GP is the general partner of F8 Starlight II. James Kim, Brian Koo and Joe Lonsdale are the managing members of F8 GP and may be deemed to share voting, investment and dispositive power with respect to the shares held by F8 Starlight II.

(2)	Based on 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021, as reported by the Issuer in the Form 10-Q.

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS Formation8 GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 46,368,930 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 46,368,930 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,368,930 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.0% (2)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Consists of (i) 40,613,396 shares held of record by F8 LP, (ii) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP and (iii) 1,579,080 shares held of record by F8 Starlight II. F8 GP is the general partner of each of F8 LP and F8 Starlight II. James Kim, Brian Koo and Joe Lonsdale are the managing members of F8 GP and may be deemed to share voting, investment and dispositive power with respect to the shares held by each of F8 LP and F8 Starlight II.

(2)

Based on 581,176,454 shares of the Issuer’s Common Stock outstanding, consisting of (i) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP and (ii) 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021, as reported by the Issuer in the Form 10-Q.

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS 8VC Co-Invest Fund I, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,822,530 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,822,530 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,822,530 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

Consists of (i) 2,049,960 shares of the Issuer’s Common Stock held by 8VC Co-Invest LP (as defined in Item 2(a) below) and (ii) 772,570 shares of Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP. 8VC Co-Invest GP (as defined in Item 2(a) below) is the general partner of 8VC Co-Invest LP. Joe Lonsdale is the sole managing member of 8VC Co-Invest GP and may be deemed to have voting, investment and dispositive power with respect to the shares held by 8VC Co-Invest LP.

(2)

Based on 577,772,570 shares of the Issuer’s Common Stock outstanding, consisting of (i) 772,570 shares of the Issuer’s Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP and (ii) 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021 as reported by the Issuer in the Form 10-Q.

13G

CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS 8VC Co-Invest GP I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,822,530 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,822,530 (1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,822,530 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (2)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Consists of (i) 2,049,960 shares of the Issuer’s Common Stock held by 8VC Co-Invest LP and (ii) 772,570 shares of Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP. 8VC Co-Invest GP is the general partner of 8VC Co-Invest LP. Joe Lonsdale is the sole managing member of 8VC Co-Invest GP and may be deemed to have voting, investment and dispositive power with respect to the shares held by 8VC Co-Invest LP.

(2)

Based on 577,772,570 shares of the Issuer’s Common Stock outstanding, consisting of (i) 772,570 shares of the Issuer’s Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP and (ii) 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021 as reported by the Issuer in the Form 10-Q.

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS Anduin I, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS Anduin Capital Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

13G

CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS CL SPV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

13G

CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS 8VC GP I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) OO

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CUSIP No. 21077C107

1.	NAMES OF REPORTING PERSONS Joe Lonsdale
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,674,829 (1)
	6.	SHARED VOTING POWER 46,368,930 (2)
	7.	SOLE DISPOSITIVE POWER 4,674,829 (1)
	8.	SHARED DISPOSITIVE POWER 46,368,930 (2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,043,759 (1)(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.8% (3)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Consists of (i) 521,790 shares of the Issuer’s Common Stock held of record by Joe Lonsdale, (ii) 2,049,960 shares of the Issuer’s Common Stock held of record by 8VC Co-Invest LP, (iii) 772,570 shares of Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP, (iv) 337,061 shares of the Issuer’s Common Stock held of record by JTL Trust (as defined in item 2(a) below), (v) 886 shares of the Issuer’s Common Stock held of record by Family Holdings (as defined in item 2(a) below), (vi) 31,422 shares of the Issuer’s Common Stock held of record by Roth IRA (as defined in item 2(a) below), (vii) 5,440 shares of the Issuer’s Common Stock held of record by TVP (as defined in item 2(a) below) and (viii) 955,700 shares of Class B Common Stock held of record by Joe Lonsdale, which are convertible into shares of the Issuer’s Common Stock at any time at the election of Joe Lonsdale.

(2)

Consists of (i) 40,613,396 shares held of record F8 LP, (ii) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP and (iii) 1,579,080 shares held of record by F8 Starlight II. F8 GP is the general partner of each of F8 LP and F8 Starlight II. James Kim, Brian Koo and Joe Lonsdale are the managing members of F8 GP and may be deemed to share voting, investment and dispositive power with respect to the shares held by each of F8 LP and F8 Starlight II.

(3)

Based on 582,904,724 shares of the Issuer’s Common Stock outstanding, consisting of (i) 4,176,454 shares of Class B Common Stock held of record by F8 LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of F8 LP, (ii) 772,570 shares of Class B Common Stock held of record by 8VC Co-Invest LP, which are convertible into shares of the Issuer’s Common Stock at any time at the election of 8VC Co-Invest LP, (iii) 955,700 shares of Class B Common Stock held of record by Joe Lonsdale, which are convertible into shares of the Issuer’s Common Stock at any time at the election of Joe Lonsdale and (iv) 577,000,000 shares of the Issuer’s Common Stock outstanding as of October 31, 2021, as reported by the Issuer in the Form 10-Q.

13G

CUSIP No. 21077C107

Introductory Note:

This Amendment No. 1 (this “Amendment”) amends and supplements the Schedule 13G originally filed by the Reporting Persons with the United States Securities and Exchange Commission on February 16, 2021 (the “Original Schedule 13G”). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Original Schedule 13G.

Item 2(a). Name of Person Filing:

Lonsdale is (i) the sole trustee of The Joseph Todd Lonsdale Trust dated March 4, 2015 (“JTL Trust”), (ii) the manager of Lonsdale Family Holdings 2, LLC (“Family Holdings”), (iii) the sole beneficiary of Pacific Premier Trust Roth IRA fbo Joe Lonsdale (“Roth IRA”) and (iv) the managing partner of Tiberius Venture Partners (“TVP”). The shares held by each of JTL Trust, Family Holdings, Roth IRA and TVP are reported in the cover page for Lonsdale.

Item 2(b) Address of Principal Business Office, or if None, Residence:

The address of the principal business office of the 8VC Co-Invest LP, 8VC Co-Invest GP, CL SPV, 8VC GP I and Lonsdale is: 907 South Congress Avenue, Austin, TX 78704.

Item 4. Ownership.

(a)	Amount beneficially owned:

See Row 9 of the cover page for each Reporting Person and the corresponding footnotes.*

(b)	Percent of class:

See Row 11 of the cover page for each Reporting Person and the corresponding footnotes.*

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Row 5 of the cover page for each Reporting Person and the corresponding footnotes.*

(ii)	Shared power to vote or to direct the vote

See Row 6 of the cover page for each Reporting Person and the corresponding footnotes.*

(iii)	Sole power to dispose or to direct the disposition of

See Row 7 of the cover page for each Reporting Person and the corresponding footnotes.*

(iv)	Shared power to dispose or to direct the disposition of

See Row 8 of the cover page for each Reporting Person and the corresponding footnotes.*

*	Each of the Reporting Persons disclaims beneficial ownership as to such securities, except to the extent of his, her or its pecuniary interest therein.

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CUSIP No. 21077C107

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

FORMATION8 PARTNERS FUND I, L.P.		FORMATION8 GP, LLC

By:	Formation8 GP, LLC

By:	/s/ Joe Lonsdale	By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	Name:	Joe Lonsdale
Title:	Managing Member	Title:	Managing Member

F8 STARLIGHT SPV, L.P		F8 STARLIGHT II SPV, L.P.

By:	Formation8 GP, LLC	By:	Formation8 GP, LLC

By:	/s/ Joe Lonsdale	By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	Name:	Joe Lonsdale
Title:	Managing Member	Title:	Managing Member

ANDUIN I, L.P.		ANDUIN CAPITAL MANAGEMENT, LLC

By:	Anduin Capital Management, LLC

By:	/s/ Joe Lonsdale	By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	Name:	Joe Lonsdale
Title:	Managing Member	Title:	Managing Member

CL SPV, L.P.		8VC GP I, LLC

By:	8VC GP I, LLC

By:	/s/ Joe Lonsdale	By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	Name:	Joe Lonsdale
Title:	Managing Member	Title:	Managing Member

8VC CO-INVEST FUND I, L.P.		8VC CO-INVEST GP I, LLC

By:	8VC Co-Invest GP I, LLC

By:	/s/ Joe Lonsdale	By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	Name:	Joe Lonsdale
Title:	Managing Member	Title:	Managing Member

By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale